DEFERRED SHARE UNIT PLAN FOR DIRECTORS AND MANAGEMENT MEMBERS

OF

Adopted with effect from September 23, 2014

TABLE OF CONTENTS

		Page
1.	PREAMBLE AND DEFINITIONS	1
2.	CONSTRUCTION AND INTERPRETATION	3
3.	ELIGIBILITY	3
4.	DEFERRED SHARE UNIT GRANTS AND ELECTIONS	3
5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION	4
6.	REDEMPTION ON RETIREMENT OR DEATH	5
7.	CURRENCY	6
8.	SHAREHOLDER RIGHTS	6
9.	ADMINISTRATION	6
10.	ASSIGNMENT	7

Schedule A – Participation Acknowledgement and Election Notice
Schedule B – Redemption Notice
Schedule C – Provisions Applicable to United Kingdom Taxpayers

i

1.	PREAMBLE AND DEFINITIONS

1.1       Plan

A Plan is hereby established effective September 23, 2014 (the “Effective Date”) which shall be called the "Deferred Share Unit Plan for Directors and Management Members of Alderon Iron Ore Corp.".

1.2       Purpose of the Plan

The purpose of the Plan is to compensate Directors and Management Members in a manner that promotes an alignment of interests between Directors, the Management Members, and the shareholders of the Corporation and facilitates the voluntary deferral of the recognition of compensation in a manner that complies with the Act.

1.3     Definitions

(a)	"Act" means the Income Tax Act (Canada) as amended from time to time.

(b)	"Affiliate" means an affiliate of the Corporation as the term "affiliate" is defined in the Securities Act (British Columbia).

(c)	"Affiliate’s Board" means the Board of Directors of an Affiliate.

(d)	"Annual Remuneration" means:

(a)
in respect of each Director, all amounts payable to a Director by the Corporation or an Affiliate in respect of the services provided to the Corporation or an Affilliate by the Director in a calendar year, including without limitation (i) the annual base retainer fee for serving as a Director, (ii)  the annual retainer fee for serving as a member of a Board committee or an Affiliate’s Board committee; (iii)  the annual retainer fee for chairing a Board committee or an Affiliate’s Board committee, and (iv)  if applicable, the fees for attending meetings of the Board or Board committees or Affiliate’s Board or Affiliate’s Board committees, but, for greater certainty, excludes amounts received by a Director as a reimbursement for expenses incurred in attending meetings of the Board or the Affiliate’s Board (as applicable); and

(b)
in respect of the Management Members, all amounts payable as discretionary bonuses to the applicable Management Members in respect of the services provided to the Corporation by the respective Management Member as an employee of the Corporation in a calendar year.

(e)	"Board" means the Board of Directors of the Corporation.

(f)	"Cease Trade Order" means an order issued by a Stock Exchange requiring that trading of Shares be suspended.

(g)	"Cease Trade Period" means a Trading Day or period of consecutive Trading Days on which a Cease Trade Order is in effect.

(h)	"Code" means the U.S. Internal Revenue Code of 1986, as amended.

(i)	"Code Section 409A" means Section 409A of the Code and all interpretive guidance issued thereunder by the U.S. Internal Revenue Service.

(j)	"Committee" means the Compensation Committee of the Board.

(k)	"Corporation" means Alderon Iron Ore Corp. and any successor corporation whether by amalgamation, merger or otherwise.

(l)	"Deferred Share Unit" or "DSU" means an amount expressed as a bookkeeping entry on the books of the Corporation, the monetary value of which shall on any particular date be equal to the Market Value.

(m)	"Deferred Share Unit Account" means an account maintained for a Director or Management Member in accordance with Section 5.1.

(n)	"Director" means an individual who is a director of the Corporation or an Affiliate or who is a member of the Board or the Affiliate’s Board.

(o)	"Effective Date" has the meaning ascribed thereto in Section 1.1.

(p)	"Fiscal Year" means fiscal year of the Corporation, which until changed by the Corporation, shall be the twelve month period commencing on January 1 and ending on December 31 in any calendar year.

(q)
"Management Members" means the management of the Corporation or its Affiliates which includes, without limitation, employees of the Corporation or its Affiliates such as the Executive or Non-Executive Chairman, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice-Chairman, President, Vice-President in charge of a principal business unit, division, or function (including Executive VP Project Execution, Executive VP Government and Community Affairs, Executive VP Human Resources, Vice President Corporate Communications, and VP Asia Pacific Affairs) or Corporate Secretary.

(r)
"Market Value" means, with respect to a particular date, the weighted average of the prices for the Shares on the Stock Exchange for the five (5) Trading Days immediately prior to that date or, in the event a Cease Trade Order applies, such other value as may be determined pursuant to Section 5.2(a) or Section 6.4.

(s)	"Plan" means this Deferred Share Unit Plan for Directors and Management Members of the Corporation.

(t)
"Quarter" means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be the three month period ending March 31, June 30, September 30 or December 31 in any calendar year.

(u)	"Redemption Date" has the meaning ascribed thereto in Section 6.1.

(v)	"Redemption Deadline" has the meaning ascribed thereto in Section 6.1.

(w)
"Share" means a common voting share of the Corporation and such other share as is substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of a common voting share or substituted share but not including any other rights that are attached thereto and trade therewith or any other share that is added thereto.

(x)
"Stock Exchange" means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

(y)	"Stub Year" means the period commencing on the Effective Date and ending on December 31, 2014.

(z)
"Termination Date" means the day on which the Director or Management Member dies or ceases to be a Director or Management Member of the Corporation and all of its Affiliates, provided that if the Director or Management Member is a U.S. Participant, the Termination Date shall be the date the Director or Management Member has experienced a separation from service as determined under Section 409A of the Code and applicable regulations and guidance thereunder.

(aa)	"Trading Day" means any date on which the Stock Exchange is open for the trading of Shares and on which one or more Shares actually traded.

(bb)	“U.S. Participant” means a Director or Management Member whose benefit under this Plan is subject to U.S. federal income tax.

2.	CONSTRUCTION AND INTERPRETATION

2.1      In the Plan, references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

2.2      The Plan shall be governed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in British Columbia.

2.3      If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4      Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.	ELIGIBILITY

3.1      All Directors and Management Members are eligible to participate in the Plan.

3.2      Nothing herein contained shall be deemed to give any person the right to be retained as a Director, Management Member, or an employee or officer of the Corporation or of an Affiliate.

4.	DEFERRED SHARE UNIT GRANTS AND ELECTIONS

4.1      Subject to such rules, regulations, approvals and conditions as the Committee may impose, a Director or Management Members may elect to request payment of all or a portion of his or her Annual Remuneration in the form of Deferred Share Units.

4.2      To request payment of all or a portion of Annual Remuneration in the form of Deferred Share Units, a Director or Management Member shall complete and deliver to the Corporate Secretary of the Corporation a written election in the form attached as Schedule A hereto:

(a)	for the Annual Remuneration entitled to be received by the Director or Management Member during the Stub Year, no later than thirty (30) days after the Effective Date; and

(b)
for the Annual Remuneration entitled to be received by the Director or Management Member for any Fiscal Year following the Stub Year, no later than December 31 of the immediately preceding Fiscal Year.

4.3     A Director or Management Member shall be entitled to elect one of the following four (4) options with respect to the deferred payment of his or her Annual Remuneration:

(a)	25% of the Annual Remuneration in the form of Deferred Share Units;

(b)	50% of the Annual Remuneration in the form of Deferred Share Units;

(c)	75% of the Annual Remuneration in the form of Deferred Share Units; or

(d)	100% of the Annual Remuneration in the form of Deferred Share Units.

4.4      A Director's election received by the Corporate Secretary of the Corporation under Section 4.2 shall be irrevocable and shall continue to apply until the Director or Management Member completes and delivers to the Corporate Secretary of the Corporation a revised election which may increase or decrease the percentage of deferred payment of his or her Annual Remuneration in the form of Deferred Share Units in accordance with the options set out in Section 4.3.  Any such revised election shall be effective in respect of the next full Fiscal Year commencing after the date which such revised election is delivered.  A Director or Management Member may make one revised election per Fiscal Year. Directors and Management Members shall not, subject to their initial election set out in Section 4.2(a), be entitled to make any revised elections for the period applicable to the Stub Year.

4.5      The Annual Remuneration payable in respect of each Quarter in the form of DSUs to the Directors shall be recorded by the Corporation as soon as practicable after the last day of each Quarter.  The Annual Remuneration payable in the form of DSUs to the Management Members shall be recorded by the Corporation as soon as practicable after March 31 of each Fiscal Year. Notwithstanding any election by a Director or Management Member under the Plan, the Committee may, in its sole discretion, decline to award DSUs in respect of a Director’s or Management Member’s Annual Remuneration and instead require the Director or Management Member to receive cash for Annual Remuneration in the ordinary course.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1      A Deferred Share Unit Account shall be maintained by the Corporation for each Director and Management Member and credited with the Deferred Share Units granted to a Director or Management Member from time to time hereunder.

5.2

(a)
Deferred Share Units granted to a Director pursuant to Section 4.5, shall be credited to the Deferred Share Unit Account, as of the last day of each Quarter, in an amount determined by dividing (i) the portion of the Annual Remuneration for the applicable Quarter to be satisfied by Deferred Share Units by (ii) the Market Value on the last Trading Day of the applicable Quarter. In the event the Deferred Share Units are granted to a Director pursuant to Section 4.5 during a Cease Trade Period or within five (5) Trading Days following a Cease Trade Period, the amount of Deferred Share Units shall be determined by dividing (i) the portion of the Annual Remuneration for the applicable Quarter to be satisfied by Deferred Share Units by (ii) the Market Value on the last Trading Day before the Cease Trade Period.

(b)
Deferred Share Units granted to a Management Member pursuant to Section 4.5, shall be credited to the Deferred Share Unit Account, as of March 31 of each Fiscal Year, in an amount determined by dividing (i) the portion of the Annual Remuneration for the applicable Fiscal Year to be satisfied by Deferred Share Units by (ii) the Market Value on last Trading Day immediately preceding March 31 of applicable Fiscal Year.  In the event the Deferred Share Units are granted to a Management Member pursuant to Section 4.5 during a Cease Trade Period or within five (5) Trading Days following a Cease Trade Period, the amount of Deferred Share Units shall be determined by dividing (i) the portion of the Annual Remuneration for the applicable Fiscal Year to be satisfied by Deferred Share Units by (ii) the Market Value on the last Trading Day before the Cease Trade Period.

5.3      Unless otherwise provided at the time of grant and as set forth in Schedule C, Deferred Share Units will be fully vested upon being credited to a Deferred Share Unit Account and the Director's or Management Member's entitlement to payment thereof shall not be subject to satisfaction of any requirements as to any minimum period of membership on the Board, Affiliate’s Board, or employment tenure with the Corporation.

5.4      In the event cash dividends are paid to holders of Shares, additional Deferred Share Units will be credited to Deferred Share Unit Accounts in numbers calculated by dividing the dividends that would have been paid if the Deferred Share Units granted as at the record date for the dividend had been Shares by the Market Value on the date of payment.

5.5      In the event of any stock dividend, stock split, combination or exchange of Shares, merger, arrangement, re-organization, re-capitalization, consolidation, spin-off or other distribution (other than cash dividends) of the Corporation's assets to shareholders, or any other similar changes affecting the Shares, such proportionate adjustments, as reflect such event or events shall be made with respect to the Deferred Share Units outstanding under the Plan as are determined by the Committee in its sole and absolute discretion.

5.6      No amount will be paid to, or in respect of, a Director or Management Member under the Plan or any other arrangement, and no additional Deferred Share Units will be granted to a Director or Management Member to compensate for a downward fluctuation in the fair market value of the Shares, and no other form of benefit will be conferred upon, or in respect of, a Director or Management Member for such purpose.

6.	REDEMPTION ON RETIREMENT OR DEATH

6.1      Subject to Schedule C, the value of the Deferred Share Units credited to a Deferred Share Unit Account shall be paid to a Director or Management Member (or, where the Director or Management Member has died, his or her estate) not later than the end of the first calendar year after the calendar year which includes the Termination Date. A Director or Management Member (or after the Director's or Management Member's death, his or her legal representative) may deliver a written notice in the form of Schedule B hereto to the Corporate Secretary of the Corporation, specifying a payment date (the "Redemption Date") which is not earlier than fifteen (15) business days after the date on which the notice is delivered and not later than fifteen (15) days before the end of the first calendar year commencing after the calendar year which includes the Termination Date (the "Redemption Deadline").

6.2      If the Corporation does not receive written notice as described herein prior to the Redemption Deadline, the Redemption Date shall be the Redemption Deadline.

6.3      The value of the Deferred Share Units redeemed shall be the aggregate Market Value thereof on the Redemption Date and such value shall be paid to the Director or Management Member (or, if the Director or Management Member has died, to his or her estate) in the form of a lump sum cash payment, net of any applicable withholdings, as soon as practicable after the Redemption Date, but in any event no later than the Redemption Deadline.

6.4      In the event that a Redemption Date occurs during a Cease Trade Period or follows within five (5) Trading Days of a Cease Trade Period, the value of the Deferred Share Units redeemed by or in respect of the Director or Management Member shall be determined in accordance with the following:

(a)
where the Redemption Date is not more than 365 days after the last Trading Day before the Cease Trade Period, the value of each Deferred Share Unit redeemed shall be equal to the Market Value on the last Trading Day before the Cease Trade Period; and

(b)
where the Redemption Date is after the date that is more than 365 days after the last Trading Day before the Cease Trade Period, the value of each Deferred Share Unit redeemed shall be based on the fair market value of a Share determined on an informed, reasonable and equitable basis by the Committee, and if the Committee no longer exists, the fair market value of a Share shall be determined on an informed, reasonable and equitable basis by the Board, in either case, after receiving the advice of one or more independent firms of investment bankers of national repute.

6.5       In the event the all or substantially all of the issued and outstanding Shares are acquired by a third party which results in the Shares no longer being a listed on any Stock Exchange and the Corporation no longer being a reporting issuer under the Securities Act (British Columbia), the value of the Deferred Share Units shall be determined on the last Trading Day immediately preceding the closing date of such acquisition.

7.	CURRENCY

7.1      All references in the Plan to currency refer to lawful Canadian currency.

8.	SHAREHOLDER RIGHTS

8.1      Deferred Share Units are not Shares or other securities of the Corporation and will not entitle a Director or Management Member to any rights as a shareholder, including, without limitation, voting rights, dividend entitlement (excluding rights in Section 5.4), rights on liquidation, rights under a shareholder rights plan or rights to participate in a rights offering.

9.	ADMINISTRATION

9.1      Unless otherwise determined by the Board, the Plan shall remain an unfunded and unsecured obligation of the Corporation.

9.2      Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

9.3      The Plan may be amended or terminated at any time by the Board, except as to rights that have accrued to the Directors or Management Members at that time. Any amendment or termination of the Plan shall be such that to the greatest extent possible or advisable, the Plan will continuously meet the requirements of paragraph 6801(d) of the Regulations promulgated under the Act.

9.4     The Corporation will be responsible for all costs relating to the administration of the Plan.

10.	ASSIGNMENT

10.1      The assignment or transfer of the Deferred Share Units, or any other benefits under this Plan, shall not be permitted other than by operation of law to an estate of a deceased Director or Management Member.

Schedule A

Deferred Share Unit Plan for

Directors and/or Management Members of Alderon Iron Ore Corp. (the "Plan")

PARTICIPATION ACKNOWLEDGEMENT AND ELECTION NOTICE – Sections 4.2 and 4.3 of the Plan

I.           Acknowledgment of Corporation

The Corporation acknowledges that it has established the Plan for the benefit of Directors and/or Management Members in accordance with Section 6801(d) of the Regulations promulgated under the Income Tax Act (Canada).

II.           Election

The Director and/or Management Member hereby elects to participate in the Plan and to receive (check):

☐ 25%           or          ☐ 50%           or           ☐ 75%           or          ☐ 100%

of the Annual Remuneration that may be payable to him or her after the effective date of this election in the form of Deferred Share Units ("DSUs") and the balance of any such Directors' Annual Remuneration in cash, net of applicable source deductions.

III.           Acknowledgement of Director

The Director and/or Management Member hereby confirms and acknowledges that:

1.	He or she has received and reviewed a copy of the terms of the Plan and agrees to comply with them.

2.	Notwithstanding this election, the Committee retains discretion to decline to grant DSUs, in which case he or she will receive their Annual Remuneration in cash.

3.
He or she will not be entitled to cause the Corporation or any Affiliate thereof to redeem DSUs granted under the Plan until no longer either a Director and/or Management Member of the Corporation or an Affiliate.

4.
When DSUs credited to his or her account pursuant to this election are redeemed in accordance with the terms of the Plan (after he or she is no longer either a Director and/or Management Member of the Corporation or any Affiliate), income tax and other withholding requirements will arise and the Corporation will make all source deductions as are required by law.

5.	The value of DSUs is based on the value of the common voting shares of the Corporation and is therefore not guaranteed.

6.	No funds will be set aside by the Corporation to guarantee the payment of DSUs. The obligation of the Corporation to pay DSUs will remain an unfunded and unsecured liability recorded on its books.

A-1

7.	This election will be in effect until he or she makes and delivers a revised election and cannot be retroactively changed.

8.
In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail.  All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

9.	Neither the Plan nor anything contained herein constitutes tax or employment law advice to him or her and he or she is responsible for seeking independent counsel in all such matters.

IV.           Effective Date

This election shall be effective on the date on which it is received by the Corporate Secretary of the Corporation.

______________________________________             ________________________________________
Date                                                                                        (Name of Director and/or Management Member)

                                  _________________________________________
      (Signature of Director and/or Management Member)

Received and acknowledged by the Corporation the _____ day of ______________________, 20____ by

                         ______________________________________________
                         Signature
                          ______________________________________________
                                 Name
                          ______________________________________________
                                Title

A-2

Schedule B

Deferred Share Unit Plan for

Directors and/or Management Member of Alderon Iron Ore Corp. (the "Plan")

REDEMPTION NOTICE

Pursuant to Section 6.1 of the Plan, I hereby advise Alderon Iron Ore Corp. (the "Corporation") that I wish to redeem all the Deferred Share Units credited to my account under the Plan on _______________________ [insert Redemption Date]

____________________________________          ____________________________________________
Date                                                                                     (Name of Director and/or Management Member)

        _________________________________________
           (Signature of Director and/or Management Member)

If the Redemption Notice is signed by a legal representative, documents providing the authority of such signature must be provided to the Corporation.

B-1

Schedule C

Deferred Share Unit Plan for

Directors and/or Management Member of Alderon Iron Ore Corp. (the "Plan")

PLAN PROVISIONS APPLICABLE TO UNITED KINGDOM TAXPAYERS

The provisions of this Schedule “C” apply to Deferred Share Units held by a U.K. Taxpayers to the extent such Deferred Share Units are subject to United Kingdom (“UK”) taxation. The following provisions apply, notwithstanding anything to the contrary in the Plan. All capitalized terms used in this Schedule “A” and not defined herein, shall have the meaning attributed to them in the Plan.

“UK Taxpayer” shall mean any Director or Management Member who is a UK citizen, UK permanent resident, or other person who has been granted a Deferred Share Unit under the Plan that is otherwise subject to UK taxation.

1.
Notwithstanding Sections 5.3 and 6.1, if a Director or Management Member, who is a UK Taxpayer, ceases to be a Director or Management Member of the Corporation due to his or her dismissal by the Corporation with cause or removal from the Board as a result of the Director being disqualified to hold a position as a Director under the British Columbia Business Corporations Act, then all such Deferred Share Units held by such Director or Management Member (whether vested Deferred Share Units or not) shall immediately be null and void upon such dismissal or removal.